UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2014

ADGS ADVISORY, INC.
(Exact name of registrant as specified in its charter)

Commission file number 001-34274

Delaware	42-1743717
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Units 2611-13A, 26/F 113 Argyle Street, Mongkok Kowloon, Hong Kong, SAR	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (852) 2374-0002

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 10, 2014, the Board of Directors of ADGS Advisory, Inc. (the “Company”) has elected Fu Kei Man Derek as a Director of the Company. As a result thereof, the Board of Directors now consists of four members.

Fu Kei Man Derek, age 32, has been since June 2011 an Executive Director of Simsen International Corporation Limited, an investment holding company in Hong Kong. Since January 2008, he has worked as a foreign lawyer for Ng and Shum Solicitors & Notaries, located in Hong Kong. Mr. Fu is a practicing lawyer of the People’s Republic of China. Mr. Fu holds a bachelor degree of law from Chongqing University in the People’s Republic of China and a master degree in International Management from University of Reading in the United Kingdom.

Mr. Fu does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Fu will serve as a non-executive, independent director and will be paid HKD 200,000 (approximately US $26,000) per annum for his services as such which will be paid in either cash or shares of common stock (to be valued at the market price on the date of grant) as determined by the Company in its sole discretion.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Fu and any other person pursuant to which he was selected as a director, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Mr. Fu, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADGS ADVISORY, INC.
(Registrant)

Dated: March 11, 2014	By:	/s/ Li Lai Ying
Li Lai Ying
Chief Executive Officer

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